Exhibit 99.2

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  NEWS RELEASE

Inland Real Estate Corporation to Present

At REITWeek 2015: NAREIT’s Investor Forum®

OAK BROOK, IL (May 14, 2015) — Inland Real Estate Corporation (NYSE: IRC) today announced that senior management is scheduled to give a presentation at REITWeek 2015: NAREIT’s Investor Forum® on Tuesday, June 9, 2015, at 9:30 a.m. ET.  The presentation will be available to the public via audio webcast and can be accessed via a link posted to the investor relations section of the Company’s website, www.inlandrealestate.com.  A replay of the audio webcast will be archived on the site for at least 10 days.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-advised and self-managed publicly traded real estate investment trust (REIT) focused on owning and operating open-air neighborhood, community and power shopping centers located in well-established markets in the Central and Southeastern United States. As of March 31, 2015, the Company owned interests in 134 fee simple investment properties, including 33 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 15 million square feet. Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com. To connect with Inland Real Estate Corporation via LinkedIn, visit http://www.linkedin.com/company/inland-real-estate-corporation, or via Twitter at www.twitter.com/IRC_REIT.

Certain information in this supplemental information may constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that do not reflect historical facts and instead reflect our management’s intentions, beliefs, expectations, plans or predictions of the future.  Forward-looking statements can often be identified by words such as “seek,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Examples of forward-looking statements include, but are not limited to, statements that describe or contain information related to matters such as management’s intent, belief or expectation with respect to our financial performance, investment strategy or our portfolio, our ability to address debt maturities, our cash flows, our growth prospects, the value of our assets, our joint venture commitments and the amount and timing of anticipated future cash distributions. Forward-looking statements reflect the intent, belief or expectations of our management based on their knowledge and understanding of our business and industry and their assumptions, beliefs and expectations with respect to the market for commercial real estate, the U.S. economy and other future conditions. Forward-looking statements are not guarantees of future performance, and investors should not place undue reliance on them. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the risks listed and described under Item 1A”Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2015, as they may be revised or supplemented by us in subsequent Reports on Form 10-Q and other filings with the SEC. Except as otherwise required by applicable law, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement in this release to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Inland Real Estate Corporation Contact:

Dawn Benchelt, Director of Investor Relations

(630) 218-7364

ir@inlandrealestate.com